EXHIBIT 99.1

PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	David Buell
Dan Sink, Chief Financial Officer	Director of Accounting and Financial Reporting
(317) 577-5609	(317) 713-5647
dsink@kiterealty.com	dbuell@kiterealty.com

Kite Realty Group Trust Reports
Second Quarter 2012 Results

Highlights

Operations/Leasing

•
Funds From Operations, as adjusted, was $0.11 per diluted common share for the second quarter of 2012 excluding the accelerated write off of deferred financing costs.  Including this charge, FFO was $0.10 per diluted common share.

•	Revenue from recurring property operations increased 5.9% over the prior year.

•	Same Property Net Operating Income increased 2.4% for the quarter and 3.9% for the first six months.

•	Executed 39 comparable new and renewal leases for 233,500 square feet during the quarter for aggregate cash rent spreads of 14.6%.

•	Signed lease with organic grocery Earth Fare to anchor Rangeline Crossing (formerly The Centre) and commenced redevelopment on the property.

Acquisitions and Dispositions

•	Acquired Cove Center, a Publix-anchored shopping center in Stuart, Florida for $22.1 million.

•	Sold South Elgin Commons in Chicago, Illinois for a sales price of $25.0 million.

•	In July, acquired a Publix-anchored shopping center in Vero Beach, Florida for $15.2 million.

Balance Sheet

•	Closed on $125 million, seven-year unsecured term loan with an initial composite interest rate of 4.12% inclusive of an interest rate hedge.

•	Extended weighted average term of the Company’s debt portfolio from 4.2 years to 5.3 years.

Indianapolis, Ind., August 2, 2012 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its second quarter ended June 30, 2012.  Financial statements and exhibits attached to this release include results for the three and six months ended June 30, 2012 and 2011.

Financial and Operating Results

For the three months ended June 30, 2012, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $8.0 million or $0.11 per diluted share, as adjusted for a $0.5 million accelerated write off of deferred financing costs, for the Kite Portfolio compared to $8.4 million, or $0.12 per diluted share, for the same period in the prior year.  The decline in FFO largely reflects the effects of the preferred share offering in the first quarter, as well as the Company’s asset recycling activity.  The Company’s allocable share of FFO (excluding the write off of deferred financing costs) was $7.1 million for the three months ended June 30, 2012 compared to $7.5 million for the same period in 2011.

For the six months ended June 30, 2012, FFO as adjusted for the $0.5 million write off of deferred financing costs and a first quarter $1.3 million litigation charge was $15.9 million, or $0.22 per diluted share, for the Kite Portfolio compared to $15.3 million, or $0.21 per diluted share, for the same period in the prior year.  The Company’s allocable share of FFO was $14.1 million, as adjusted, for the six months ended June 30, 2012 compared to $13.6 million for the same period in 2011.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales and impairments of operating properties, and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, we have also provided FFO adjusted for the litigation charge recorded in the first quarter of 2012 and the write off of deferred loan costs in the second quarter of 2012.  We believe this supplemental information provides a meaningful measure of our operating performance.  The Company believes presenting FFO in this manner allows investors and other interested parties to form a more meaningful assessment of the Company’s operating results.  A reconciliation of net income to FFO is included in the attached table.

Net loss attributable to Kite Realty Group Trust was $2.7 million for the second quarter of 2012 compared to a net loss in the prior year of $1.1 million.  This change is primarily attributable to increases in interest expense and depreciation expense totaling $1.8 million due to the transition of development properties to operating status, accelerated depreciation of $0.7 million related to the redevelopment of the Company’s Rangeline Crossing property, offset by a $0.8 million increase in revenue from property operations. The Company’s total revenue for the second quarter of 2012 increased to $25.1 million from $24.4 million for the same period in 2011.

Net loss attributable to Kite Realty Group Trust was $2.7 million for the first six months of 2012 compared to a net loss in the prior year of $3.2 million.  This change is attributable to a $1.8 million increase of interest expense primarily due to the transition of certain other properties to operating status and an increase of $1.3 million in depreciation and amortization expense due to accelerated depreciation taken in the current year on certain redevelopment properties, a $1.3 million litigation charge in the first quarter of 2012, and higher dividends on preferred shares of $0.8 million, offset by a $5.2 million current year gain on the sale of operating properties and higher revenues from property operations of $3.0 million.  The Company’s total revenue for the first six months of 2012 was $50.9 million, a $3.0 million increase from the same period in 2011.  The increase resulted from an improvement in revenue from property operations due to improved occupancy levels and current year acquisitions.

John A. Kite, Kite Realty Group’s Chairman and Chief Executive Officer, said "All of our core operating metrics continued to be solid through the first half of the year.  We are very pleased with our ability to continue to generate strong leasing spreads and execute leases with several of the country’s best-in-class retailers.  We also acquired two very attractive grocery-anchored assets in south Florida in the last several months and generated capital through the sale of a non-core asset.  With financing in place and anchor tenants secured, we look forward to beginning vertical construction at Holly Springs, Four Corner Square, and Rangeline Crossing.”

Operating Portfolio

As of June 30, 2012, the Company owned interests in 58 retail operating properties (including five properties undergoing redevelopment) totaling approximately 8.7 million square feet.  The owned gross leasable area (“GLA”) in the Company’s 53-property retail operating portfolio was 93.0% leased as of June 30, 2012, compared to 93.4% leased as of the end of the prior quarter.  The decline was primarily caused by the closure of a 31,500 square foot RoomStore during the quarter due to bankruptcy.

In addition, the Company owns four operating commercial properties totaling 583,600 square feet.  As of June 30, 2012, the owned net rentable area of the commercial operating portfolio was 93.4% leased, the same as at the end of the prior quarter.  The combined retail and commercial operating portfolio leased percentage was 93.0% as of June 30, 2012, compared to 93.4% as of the end of the prior quarter.

On a same property basis, the leased percentage of 52 same store operating properties was 92.7% at June 30, 2012 and 92.9% at June 30, 2011.  Same property net operating income (“NOI”) for these properties increased 2.4% in the second quarter of 2012 compared to the same period in the prior year.

Leasing Activities

During the second quarter of 2012, the Company executed 39 comparable new and renewal leases totaling approximately 233,500 square feet with aggregate cash rent spreads of 14.6%.  New leases were signed with 22 tenants for approximately 88,100 square feet of GLA.  These leases represent a 22.7% positive cash rent spread, largely driven by leases signed at the Rangeline Crossing redevelopment property.  A total of 17 leases for 145,400 square feet were renewed during the quarter for a 4.9% positive cash rent spread.

Development, Acquisition and Disposition Activities

As of June 30, 2012, the Company owned interests in seven in-process development/redevelopment projects that are expected to total 729,700 owned square feet upon completion and are 81% pre-leased or committed as of June 30, 2012.  The total estimated cost of these projects is approximately $202.6 million, of which $99.8 million had been incurred as of June 30, 2012.

During the quarter, the Company commenced the redevelopment of its Rangeline Crossing (formerly “the Centre”) project.  Rangeline Crossing is an 84,000 square foot center in Carmel, Indiana to be anchored by organic grocery Earth Fare and will also include Panera Bread, Old National Bank and Verizon.  This redevelopment project is 87.5% preleased or committed as of June 30, 2012 and is scheduled to be substantially completed in the Spring of 2013.

In addition, the Company added to its in-process projects a 12,000 square foot retail project at DePauw University in Greencastle, Indiana.  This project is 100% leased, is anchored by Follett Bookstore and Starbucks and will be completed in the third quarter of 2012.

In June, the Company acquired Cove Center, a 160,000 square foot unencumbered neighborhood shopping center in Stuart, Florida.  Cove Center is 96.3% leased and is anchored by Publix Supermarket and Beall’s Department Store.  The purchase price, exclusive of closing costs, was $22.1 million.

Also in June, the Company sold its South Elgin Commons retail operating property in South Elgin, Illinois (Chicago MSA) for a sales price of $25 million.  Net proceeds of $8.9 million were primarily used to fund the acquisition of Cove Center after the payoff of the property specific debt.

Subsequent to the end of the quarter, the Company acquired a neighborhood shopping center in Vero Beach Florida for a purchase price exclusive of closing costs of $15.2 million.  This 138,000 square foot center is anchored by Publix Supermarkets and Stein Mart and was 99% leased.

Financing Activities

The Company closed on a $125 million unsecured seven-year term loan during the quarter.  This loan has an interest rate of LIBOR plus 210 to 310 basis points and a maturity date of April 30, 2019. The proceeds of this loan were used to retire property specific debt on five of the Company’s properties.  During the quarter, the Company entered into an interest rate hedge to fix the initial rate at 4.12%.

The Company also extended the maturity date of its unsecured revolving credit facility during the quarter to April 30, 2016 and reduced the interest rate to LIBOR plus 190 to 290 basis points, depending on the Company’s leverage.  The Company has an option to extend the maturity date to April 30, 2017.

Subsequent to the end of the quarter, the Company closed on a $23 million construction loan for its Four Corner Square redevelopment property in Maple Valley, Washington (Seattle MSA).  Construction has commenced on this project and is expected to be substantially completed in the first half of 2013.  The loan bears interest at LIBOR plus 225 basis points and has a three-year term with an option to extend for an additional two years.

Also subsequent to the end of the quarter, the Company closed on a $37.5 million construction loan for its Holly Springs Towne Center (formerly New Hill Place) development property.  This loan has a term of three years with a two-year extension option and bears interest at LIBOR plus 250 basis points which decreases to LIBOR plus 225 basis points after the completion of construction.

Distributions

On June 15, 2012, the Board of Trustees declared a quarterly common share cash distribution of $0.06 per common share for the quarter ended June 30, 2012 payable to shareholders of record as of July 6, 2012.  This distribution was paid on July 13, 2012.  The Board of Trustees anticipates declaring a quarterly cash distribution for the quarter ending September 30, 2012 later in the third quarter.

FFO Guidance

The Company is reaffirming its FFO as adjusted guidance for the year ending December 31, 2012 in a range of $0.42 to $0.46 per diluted share.  Following is a reconciliation of estimated net loss per common share to estimated FFO per common share:

Guidance Range for 2012	Low	High
Net loss per diluted common share	$(0.12)	$(0.08)
Depreciation and amortization	0.51	0.51
FFO per diluted common share	0.39	0.43
Charges for litigation and accelerated write off of deferred financing costs	0.03	0.03
FFO per diluted common share, as adjusted	$0.42	$0.46

Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Friday, August 3th at 11:00 a.m. eastern time.  A live webcast of the conference call will be available online on the Company’s website at www.kiterealty.com.  The dial-in numbers are (800) 599-9829 for domestic callers and (617) 847-8703 for international callers (passcode 90439326).  In addition, a telephonic replay of the call will be available until November 3, 2012.  The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 62939499).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  At June 30, 2012, the Company owned interests in a portfolio of 62 operating and redevelopment properties totaling approximately 9.3 million square feet and an additional four properties currently under development totaling 0.7 million square feet.

Safe Harbor

This press release contains certain statements that are not historical fact and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including, without limitation: national and local economic, business, real estate and other market conditions, particularly in light of the recent recession; financing risks, including the availability of and costs associated with sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust (“REIT”) for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; risks related to the geographical concentration of our properties in Indiana, Florida and Texas; and other factors affecting the real estate industry generally.  The Company refers you the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

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Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

	June 30, 2012	December 31, 2011
Assets:
Investment properties, at cost:
Land	$231,536,000	$238,129,092
Land held for development	35,979,859	36,977,501
Buildings and improvements	848,689,972	845,173,680
Furniture, equipment and other	4,753,291	5,474,403
Construction in progress	149,980,572	147,973,380
	1,270,939,694	1,273,728,056
Less: accumulated depreciation	(189,082,944)	(178,006,632)
	1,081,856,750	1,095,721,424
Cash and cash equivalents	8,296,769	10,042,450
Tenant receivables, including accrued straight-line rent of $11,432,061 and $11,398,347, respectively, net of allowance for uncollectible accounts	19,085,068	20,413,671
Other receivables	3,930,536	2,978,225
Investments in unconsolidated entities, at equity	22,174,655	21,646,443
Escrow deposits	8,789,868	9,424,986
Deferred costs, net	31,769,214	31,079,129
Prepaid and other assets	2,200,902	1,959,790
Total Assets	$1,178,103,762	$1,193,266,118

Liabilities and Equity:
Mortgage and other indebtedness	$652,665,427	$689,122,933
Accounts payable and accrued expenses	38,287,686	36,048,324
Deferred revenue and other liabilities	13,352,512	12,636,228
Total Liabilities	704,305,625	737,807,485
Commitments and contingencies
Redeemable noncontrolling interests in the Operating Partnership	39,825,808	41,836,613
Equity:
Kite Realty Group Trust Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, 4,100,000 and 2,800,000 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	102,500,000	70,000,000
Common Shares, $.01 par value, 200,000,000 shares authorized 64,080,849 shares and 63,617,019 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	640,808	636,170
Additional paid in capital	450,191,474	449,763,528
Accumulated other comprehensive loss	(4,228,292)	(1,524,095)
Accumulated deficit	(119,938,104)	(109,504,068)
Total Kite Realty Group Trust Shareholders’ Equity	429,165,886	409,371,535
Noncontrolling Interests	4,806,443	4,250,485
Total Equity	433,972,329	413,622,020
Total Liabilities and Equity	$1,178,103,762	$1,193,266,118

Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Minimum rent	$19,562,959	$18,202,471	$38,823,658	$35,800,908
Tenant reimbursements	4,665,765	4,682,691	9,904,487	9,698,223
Other property related revenue	847,453	1,414,060	2,070,881	2,302,593
Construction and service fee revenue	54,613	76,483	98,017	86,520
Total revenue	25,130,790	24,375,705	50,897,043	47,888,244
Expenses:
Property operating	4,240,446	4,415,221	8,868,994	9,168,549
Real estate taxes	3,169,255	3,522,033	6,823,906	6,742,327
Cost of construction and services	82,115	114,254	174,463	164,167
General, administrative, and other	1,843,087	1,413,918	3,666,807	3,262,370
Litigation charge	—	—	1,289,446	—
Depreciation and amortization	10,486,899	9,611,307	19,917,406	18,506,263
Total expenses	19,821,802	19,076,733	40,741,022	37,843,676
Operating income	5,308,988	5,298,972	10,156,021	10,044,568
Interest expense	(6,398,553)	(5,497,349)	(12,874,350)	(11,055,845)
Income tax benefit/(expense) of taxable REIT subsidiary	30,174	30,760	(7,390)	46,833
Income/(loss) from unconsolidated entities	382	92,220	(11,148)	4,595
Other income	47,835	93,582	85,963	142,620
(Loss) income from continuing operations	(1,011,174)	18,185	(2,650,904)	(817,229)
Discontinued operations:
Income from operations	42,425	85,883	173,924	143,986
Gain on sale of operating property, net of tax expense	93,891	—	5,245,880	—
Income from discontinued operations	136,316	85,883	5,419,804	143,986
Consolidated net (loss) income	(874,858)	104,068	2,768,900	(673,243)
Net loss attributable to noncontrolling interests	271,221	282,545	(1,825,799)	353,039
Net (loss) income attributable to Kite Realty Group Trust	(603,637)	386,613	943,101	(320,204)
Dividends on preferred shares	(2,114,063)	(1,443,750)	(3,691,876)	(2,887,500)
Net loss attributable to common shareholders	$(2,717,700)	$(1,057,137)	$(2,748,775)	$(3,207,704)

Net (loss) income per common share attributable to Kite Realty Group Trust common shareholders – basic and diluted
Loss from continuing operations attributable to common shareholders	$(0.04)	$(0.02)	$(0.09)	$(0.05)
Income from discontinued operations attributable to common shareholders	0.00	0.00	0.05	0.00
Net loss attributable to common shareholders	$(0.04)	$(0.02)	$(0.04)	$(0.05)

Weighted average common shares outstanding – basic and diluted	64,014,187	63,567,964	63,864,040	63,508,337
Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

Loss attributable to Kite Realty Group Trust common shareholders
Loss from continuing operations	$(2,839,225)	$(1,133,618)	$(5,720,804)	$(3,335,909)
Income from discontinued operations	121,525	76,481	2,972,029	128,205
Net loss attributable to Kite Realty Group Trust common shareholders	$(2,717,700)	$(1,057,137)	$(2,748,775)	$(3,207,704)

Kite Realty Group Trust
Funds From Operations
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Consolidated net (loss) income	$(874,858)	$104,068	$2,768,900	$(673,243)
Less dividends on preferred shares	(2,114,063)	(1,443,750)	(3,691,876)	(2,887,500)
Less net (loss) income attributable to noncontrolling interests in properties	(49,644)	(25,189)	(76,414)	(41,775)
Less gain on sale of operating property, net of tax expense	(93,891)	—	(5,245,880)	—
Add depreciation and amortization, net of noncontrolling interests	10,607,051	9,769,016	20,324,359	18,866,602
Funds From Operations of the Kite Portfolio1	7,474,595	8,404,145	14,079,089	15,264,084
Less redeemable noncontrolling interests in Funds From Operations	(798,279)	(916,052)	(1,524,773)	(1,670,645)
Funds From Operations allocable to the Company1	$6,676,316	$7,488,093	$12,554,316	$13,593,439

Basic FFO per share of the Kite Portfolio	$0.10	$0.12	$0.20	$0.21
Diluted FFO per share of the Kite Portfolio	$0.10	$0.12	$0.20	$0.21

Funds From Operations of the Kite Portfolio	$7,474,595	$8,404,145	$14,079,089	$15,264,084
Add back: litigation charge	—	—	1,289,446	—
Add back: accelerated amortization of deferred financing fees	500,028	—	500,028	—
Funds From Operations of the Kite Portfolio, as adjusted	$7,974,623	$8,404,145	$15,868,563	$15,264,084
Basic and Diluted FFO per share of the Kite Portfolio, as adjusted	$0.11	$0.12	$0.22	$0.21

Basic weighted average Common Shares outstanding	64,014,187	63,567,964	63,864,040	63,508,337
Diluted weighted average Common Shares outstanding	64,341,342	63,856,717	64,191,292	63,805,935
Basic weighted average Common Shares and Units outstanding	71,845,223	71,419,121	71,699,582	71,361,752
Diluted weighted average Common Shares and Units outstanding	72,172,379	71,707,874	72,026,834	71,659,350

____________________
1
“Funds From Operations of the Operating Partnership” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations allocable to the Company” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

Kite Realty Group Trust
Same Property Net Operating Income
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Number of properties at period end1	52	52		52	52

Leased percentage at period-end	92.7%	92.9%		92.7%	92.9%
Minimum rent	$16,219,590	$16,104,382		$32,371,855	$31,978,260
Tenant recoveries	4,126,494	3,918,687		8,359,780	8,317,136
Other income	411,772	416,802		1,092,897	908,919
	20,757,856	20,439,871		41,824,532	41,204,315

Property operating expenses	3,760,493	3,836,602		7,936,405	8,578,700
Real estate taxes	2,842,344	2,786,274		5,729,329	5,519,047
	6,602,837	6,622,876		13,665,734	14,097,747
Net operating income – same properties (52 properties)2	14,155,019	13,816,995	2.4%	28,158,798	27,106,568	3.9%

Reconciliation to Most Directly Comparable GAAP Measure:

Net operating income – same properties	$14,155,019	$13,816,995		$28,158,798	$27,106,568
Other income (expense), net	(14,758,656)	(13,430,382)		(27,215,697)	(27,426,772)
Less: dividends on preferred shares	(2,114,063)	(1,443,750)		(3,691,876)	(2,887,500)
Net loss attributable to common shareholders	$(2,717,700)	$(1,057,137)		$(2,748,775)	$(3,207,704)

____________________
1	Same Property analysis excludes Courthouse Shadows, Oleander Place, Four Corner Square, Rangeline Crossing and Bolton Plaza as the Company pursues redevelopment of these properties.

2
Same Property net operating income is considered a non-GAAP measure because it excludes net gains from outlot sales, write offs of straight-line rent and lease intangibles, bad debt expense and related recoveries, the litigation charge, lease termination fees and significant prior year expense recoveries and adjustments, if any.

The Company believes that Net Operating Income is helpful to investors as a measure of its operating performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance, such as depreciation and amortization, interest expense, and impairment, if any.  The Company believes that Same Property NOI is helpful to investors as a measure of its operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent metric for the comparison of the Company's properties.  NOI and Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as i